     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1998
                                                REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                                 STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                    71-0788538
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification No.)

                              302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             ----------------------

                             GORDON Y. ALLISON, ESQ.
                   EXECUTIVE VICE PRESIDENT - GENERAL COUNSEL
                                 STAFFMARK, INC.
                              302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box.[x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================

  TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO              PROPOSED              PROPOSED            AMOUNT OF
          TO BE REGISTERED                BE REGISTERED        MAXIMUM OFFERING      MAXIMUM AGGREGATE    REGISTRATION FEE
                                                               PRICE PER SHARE        OFFERING PRICE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           1,305,915(1) Shares        $17.375(1)         $22,690,273.12(1)       $6,694(1)
---------------------------------------------------------------------------------------------------------------------------

(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on October 1, 1998.

================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


PROSPECTUS                                               SUBJECT TO COMPLETION,
                                                                October 1, 1998



                                1,305,915 SHARES


                          STAFFMARK, INC. COMMON STOCK

                          ----------------------------


         The selling stockholders may sell shares of common stock of StaffMark, Inc. from time to time on the Nasdaq National Market or in private, negotiated transactions. The shares will be sold at prices determined by the selling stockholders. The shares to be sold under this Prospectus were issued by StaffMark in connection with the acquisition by StaffMark of various businesses owned by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay the expenses of registration of the sale of the shares (except for brokers' commissions and fees and expenses of advisors to the selling stockholders).

         On October 1, 1998, StaffMark had 22,227,238 shares of its common stock outstanding. The common stock is traded on the Nasdaq National Market under the symbol "STAF." On October 1, 1998, the last reported sale price of the common stock on the Nasdaq National Market was $17.00 per share.


         Beginning on PAGE 5, we have listed several "RISK FACTORS" which you should consider. You should read the entire Prospectus carefully before you make your investment decision.

                              --------------------


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------







                The date of this Prospectus is October __, 1998.

                             ADDITIONAL INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including StaffMark) may be found.

        This Prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding StaffMark and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this Prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.


            SEC Filing
        (File No. 0-20971)                                      Period/Filing Date
         ----------------                                       ------------------

   Annual Report on Form 10-K                               Year ended December 31, 1997

   Quarterly Reports on Form 10-Q                           Quarter ended March 31, 1998
                                                            Quarter ended June 30, 1998

   Current Reports on Form 8-K                              Filed on August 18, 1998
                                                            Filed on June 19, 1998
                                                            Filed on February 23, 1998
                                                            Filed on January 23, 1998

   Amendments to Form 8-K on Form 8-K/A                     Filed on January 16, 1998 and related to
                                                            November 21, 1997 Form 8-K
                                                            Filed on March 16, 1998 and related to
                                                            January 23, 1998 Form 8-K

   Proxy Statement on Schedule 14A                          Filed on September 25, 1998

   Registration Statement on Form 8-A                       Filed on September 17, 1996, as amended,
                                                            describing the common stock

You may request a copy of these documents, at no cost, by writing to:

         StaffMark, Inc.
         302 East Millsap Road
         Fayetteville, Arkansas 72703
         Attention: Gordon Y. Allison, Executive Vice President-General Counsel
         Telephone:  (501) 973-6000.

                            DESCRIPTION OF STAFFMARK

GENERAL

         StaffMark provides diversified staffing, professional, consulting and solutions services to businesses, professional and service organizations and governmental agencies. We believe that we are a leading provider of such services based upon our 1997 revenues (which placed us as the 15th largest United States public staffing company) and 1997 and 1998 revenue growth. Since our initial public offering in October 1996, we have grown both internally and through the acquisition of over 30 staffing and professional service companies. We believe that a balance of internal growth and selective acquisitions will best allow us to capitalize on our growth opportunities. StaffMark operates over 220 branches located in 30 states and in Canada, as well as representative offices in the United Kingdom, Thailand and South Africa. Our principal executive offices are located at 302 E. Millsap Road, Fayetteville, Arkansas 72703, telephone (501) 973-6000.

                StaffMark's principal operations are organized into two divisions, Professional/Informational Technology and Commercial Staffing Services. The information technology platform in the Professional/IT division operates under the IntelliMark(TM) brand name, providing information technology ("IT") business solutions, including staffing, help desk and distributed services, network services development, systems integration, training, and enterprise resource planning. The professional platform in the Professional/IT division provides lawyers and legal support under the brand name "Strategic Legal Resources" in addition to providing accountants and clinical trial support services. The Professional/IT division generated approximately 27.3% and 39.2 % of StaffMark's revenues for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively. The Commercial division provides both office and light industrial staffing. This division generated approximately 72.7% and 60.8% of StaffMark's revenues for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively.

BUSINESS STRATEGY

         StaffMark's overall business strategy is to increase its revenue and enhance its profitability by providing the timely delivery of quality services to its customers, in conjunction with providing opportunities to its employees, temporary associates, professionals and consultants. We implement this overall business strategy through a combination of strategies, which can be divided into three categories: (1) operating strategy; (2) internal growth strategy; and (3) acquisition and integration strategy.

         Operating Strategy.  Our operating strategy involves six key areas:

         o develop long-term relationships with our customers as their primary provider of staffing and professional services;

         o adopt on a company-wide basis the best practices, policies and procedures of our existing operations and newly acquired companies;

         o increase operating efficiencies of StaffMark and our acquired companies by combining general and administrative functions and reducing or eliminating redundant functions;

         o maintain a decentralized, entrepreneurial environment that rewards performance and attracts and retains self-motivated, achievement-oriented individuals;

         o    establish service platforms and brand name identification; and

         o utilize available capital resources, including equity, debt, and a combination thereof, in the most efficient manner.

         Internal Growth Strategy. Our internal growth strategy consists of three key components:

         o focusing on further penetration in existing geographic markets by enhancing and expanding new services and opening new branches;

         o expanding and cross-developing the Professional/IT services and increasing the percentage of revenues and gross profits derived from this division; and

         o increasing Vendor-on Premises relationships which we believe provide a more stable source of revenues and attractive operating profits.

         Acquisition and Integration Strategy. In our acquisition and integration strategy, we pursue acquisitions that would provide one or more of the following benefits:

         o    expand the geographic scope of our operations;

         o    increase our penetration of existing markets;

         o increase the scope of our operations into complementary or new service offerings;

         o include strong management, profitable operating results, or strong local and regional presence; and/or

         o expand the percentage of revenues generated by the Professional/IT division.


                                  RECENT EVENT

       On August 18, 1998, StaffMark entered into an agreement to merge with Robert Walters plc, a corporation registered under the Companies Act 1985 of Great Britain. Robert Walters plc is a London-based international recruitment consultancy, operating from 14 cities in 10 countries. They specialize in placing accounting, finance, and IT professionals with clients on a contract, temporary, and permanent basis. The merger with Robert Walters plc is consistent with our overall business strategy and complements our existing business lines. It provides us with a value-added, high margin international professional services component with a significant presence in the United Kingdom. If the acquisition is approved by the stockholders of both StaffMark and Robert Walters plc and if other conditions relating to this transaction are satisfied or waived, Robert Walters plc would become a wholly-owned subsidiary of StaffMark. As consideration for the acquisition, StaffMark would issue approximately 6.69 million shares of StaffMark common stock to the stockholders of Robert Walters. If the acquisition is approved, the issuance of such shares could adversely affect the market price of the common stock and will immediately dilute the voting power of the shares offered by this Prospectus. StaffMark filed with the SEC a proxy statement on September 25, 1998 which describes the acquisition and additional risks related to it. The "Risk Factors" section, beginning on page 5 of this Prospectus, lists potential detriments and risks associated with the proposed merger. You should consider these potential risks and detriments before making your investment decision. We incorporate by reference the information contained in the proxy statement. You may request a copy of the proxy statement, at no cost to you, by writing to:

       StaffMark, Inc.
       302 East Millsap Road
       Fayetteville, Arkansas  72703
       Attention:  Gordon Y. Allison, Executive Vice President - General Counsel
       (501) 973-6000

                                  RISK FACTORS

        An investment in the shares offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following factors before purchasing any of the shares of common stock.

ABILITY TO ACHIEVE AND MANAGE GROWTH; ACQUISITION RISKS.

        StaffMark has experienced significant growth, mainly through acquisitions, internal growth and opening new offices. There can be no assurance that we will be able to expand our market presence in our current locations or successfully enter other markets through acquisitions or the opening of new offices. Our ability to continue growth and profitability will depend on a number of factors, including those described later in this section of the Prospectus. Acquisitions also involve special risks, including unanticipated problems, liabilities and contingencies, diversion of management attention, and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. Once an acquired company is integrated with StaffMark, that company may not achieve the same levels of revenue, profitability, or productivity as before the acquisition or otherwise perform as we expected. Furthermore, we are unable to predict whether or when a prospective acquisition candidate will be available or the likelihood that any acquisition will be completed.

EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY.

        The general level of economic activity and unemployment in the United States significantly affects demand for our staffing services. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees before undertaking layoffs of full-time employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on our business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY RESULTS.

        StaffMark's operating results have fluctuated in the past and will fluctuate in the future based on many factors. Due to such factors, our operating results will likely be less than the expectations of public market analysts and investors in any particular quarter. This would likely result in a material adverse affect on the price of the common stock. In view of StaffMark's recent significant growth, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely upon such comparisons as an indication of our future performance. Because StaffMark only derives revenue when its temporary associates, consultants, and professionals are actually working, our operating results are adversely affected when client facilities close due to holidays or inclement weather. We generally experience lower revenues, operating income, and net income during the first and fourth quarters due to certain holidays, weather conditions, and seasonal vacation patterns.

DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL.

        StaffMark depends on its ability to attract, train, and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly in professional, information technology, and other specialty fields, is intense. We operate in several areas in which unemployment is relatively low thereby increasing competition for employees. We must continually evaluate, train, and upgrade our base of available personnel to keep pace with clients' needs. We cannot assure you that qualified personnel will continue to be available in sufficient numbers and on acceptable terms of employment. The inability to attract and retain qualified personnel could have a material adverse effect on our business, financial condition, and results of operations.

COMPETITIVE MARKET.

        The temporary staffing industry is highly competitive, with limited barriers to entry. We compete for employees and clients in national, regional and local markets with full-service and specialized temporary staffing service businesses. A significant number of competitors have greater marketing, financial, and other resources and more established operations than StaffMark. Price competition in the staffing industry is intense, particularly for the provision of commercial personnel, and pricing pressures from competitors and customers are increasing. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or maintain or increase gross margins, either of which could have a material adverse effect on our business, financial condition, and results of operations.

INCREASED EMPLOYEE COSTS.

        StaffMark pays unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in our experience rating or in applicable laws. Although management believes that workers' compensation coverage amounts are adequate, we cannot assure you that actual future workers' compensation claims will not exceed the coverage amounts. Our workers' compensation insurance premiums are subject to retroactive increases based upon audits of StaffMark's employee classification practices and other data provided to the insurance carrier. We have retained the services of an independent third-party administrator and an independent actuary to assist in establishing appropriate reserves for the uninsured portion of claims (up to the deductible amount), but such reserves are only estimates and are based upon limited prior experience. Although we believe our recorded reserve is adequate, actual future workers' compensation obligations may exceed the amount of the workers' compensation reserve. Higher than anticipated losses from known claims or an increase in the number and severity of new claims are two factors that could cause greater workers' compensation costs.

INTANGIBLE ASSETS.

        On June 30, 1998, approximately $304.6 million, or 74% of StaffMark's total assets were intangible assets. These intangible assets primarily represent amounts attributable to goodwill recorded in connection with our acquisitions. Any impairment in the value of such assets could have a material adverse effect on our financial condition and results of operations.

RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS.

        Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees not presently receiving such benefits. Due to the wide variety of national and state proposals currently under consideration, we cannot predict the impact of such proposals. Any material changes in government regulations could result in increased costs for StaffMark. We cannot assure you that we will be able to increase the fees charged to our clients in a timely manner and sufficient amount to cover such increased costs. We cannot predict whether other legislation or regulations affecting our operations will be proposed or enacted at the federal or state level.

GOVERNMENT REGULATION OF IMMIGRATION.

        Certain Professional/IT consultants are foreign nationals working in the United States under H-1B permits. Accordingly, both StaffMark and these foreign nationals must comply with United States immigration laws. Our inability to obtain H-1B permits for certain employees in sufficient quantities or at a sufficient rate could materially and adversely effect our business, financial condition, and results of operations. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting our ability to retain foreign employees could require us to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on our hiring practices could have a material adverse effect on our business, operating results, and financial condition.

INDUSTRY RISKS.

        As a provider of temporary staffing services, we place our employees in the workplace of other businesses. Like all employers, our employees can commit acts that would subject us to negative publicity, injunctive orders, or the imposition of fines or damages. Such acts include discrimination, harassment, personal injury, and other similar claims. In addition, by providing professional services, such as clinical trials and legal services, we are subject to claims for professional malpractice. We have adopted policies and guidelines to reduce these risks, and StaffMark maintains insurance coverage that we believe is adequate as to both risks and amounts. If an employee fails to follow these policies or if our insurance is inadequate, such actions could materially and adversely affect StaffMark's business, financial condition, and results of operations.

RISKS RELATED TO ACQUISITION FINANCING.

        StaffMark currently finances acquisitions with shares of StaffMark common stock used for all or a portion of the consideration to be paid. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept the common stock as part of the consideration for their businesses, we may be required to use cash to initiate and maintain our acquisition strategy. If StaffMark does not have sufficient cash resources and we are unable to obtain additional financing, our growth could be limited. Although we have established a $250 million credit facility, we cannot assure you that such resources are all of the financing we will need in the future. Our inability to acquire additional financing, if needed, could have a material adverse effect on StaffMark's business, financial condition, and results of operations.

RELIANCE ON KEY PERSONNEL.

        StaffMark is highly dependent on its management. We believe that our success depends significantly upon the efforts and abilities of key executives. Furthermore, we will likely depend on the senior management of companies that we acquire in the future. If any of these individuals cannot continue in their position with StaffMark, or if we cannot attract and retain other skilled employees, our business, financial condition, and results of operation could be adversely affected.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT.

        For the foreseeable future, we anticipate retaining our earnings for the operation and expansion of our business, and we do not anticipate paying cash dividends. In addition, StaffMark's credit facility limits the payment of cash dividends without the lenders' consent.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS.

        The Board of Directors of StaffMark can issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of StaffMark by means of a tender offer, merger, proxy contest, or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors.

CERTAIN RISKS ASSOCIATED WITH THE PENDING MERGER WITH ROBERT WALTERS PLC

       You should read the following risk factors in conjunction with the description of the pending merger with Robert Walters plc contained in the section titled "Recent Event" on page 4 of this Prospectus.

             Integration and Operation of the Merged Companies.

                  We expect certain benefits from the merger which will depend in part on when and how effectively we can integrate the businesses of StaffMark and Robert Walters plc. Although we have successfully integrated a significant number of past acquisitions, the merger with Robert Walters plc is substantially larger than any acquisition that we have previously completed. This merger involves substantial non-U.S. operations and accounting/finance professional staffing operations, which we have not encountered in past acquisitions. These aspects of the merger could present relatively novel integration considerations. Such considerations may require increased management time, attention, and resources to successfully integrate the two businesses. We cannot assure you that a successful combination will occur, that a combination will occur in the time period anticipated, or that our anticipated benefits will be achieved.

             Shares Eligible for Future Sale.

                  Sales of substantial amounts of our common stock in the public market could adversely affect its market price. If we consummate the merger with Robert Walters plc, approximately
                  6.69 million shares of common stock will be issued as consideration for the merger. (You should refer to the section titled "Recent Events" for a description of the merger with Robert Walters plc.) Because the recipients of a majority of these shares of common stock are United Kingdom institutions, a number of which cannot or will not hold shares of a United States public company, a substantial amount of common stock may be sold in the market after completion of the merger.

             Dilution of Voting Interests.

                  After consummation of the merger with Robert Walters plc, existing holders of our common stock will own in the aggregate approximately 76.8% of the voting power of all outstanding shares. Accordingly, all existing owners of our common stock will experience an immediate dilution in their voting power as a result of the merger.

             Anticipated Accounting Treatment.

                  We expect that the merger with Robert Walters plc will be accounted for under the pooling-of-interests method of accounting. Under this method, the assets, liabilities, and stockholders' equity accounts of StaffMark and Robert Walters plc would be carried forward to StaffMark at their historical amounts; our net income would include net income for Robert Walters plc for the entire fiscal year. This accounting treatment is a condition to the obligations of both StaffMark and Robert Walters plc to consummate the merger. We cannot assure you that we or Robert Walters plc would waive this condition if not satisfied. If the pooling-of-interests method is not available, the purchase method of accounting would apply. Under the purchase method of accounting, we would record the assets and liabilities of Robert Walters plc at their fair value and capitalize and amortize the amount of the purchase price exceeding the fair value of the assets. The use of the purchase method of accounting would materially and adversely affect our earnings.

             Risks Associated with Foreign Operations.

                  Completion of the merger with Robert Walters plc will subject StaffMark to the usual risks associated with conducting business outside of the United States, such as currency fluctuations, restrictions on transfer of funds, labor unrest, political instability, and United States restrictions on foreign business operations.


                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We make statements in this Prospectus and in the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements contain words such as "may," "believe," "expect," "continue," "intend," or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projected:

         o    heightened competition;

         o    problems integrating acquired companies;

         o failure to identify, acquire, or profitably manage additional businesses;

         o    failure to obtain new customers or retain existing customers;

         o    inability to carry out marketing and sales plans;

         o    inability to obtain capital for future growth;

         o    loss of key executives;

         o    general economic and business conditions; and

         o    changes in industry trends.







                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

       The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this Prospectus. Such information has been provided to us by the selling stockholders.



                                 SHARES BENEFICIALLY                                         SHARES BENEFICIALLY
                                        OWNED                                                      OWNED
SELLING STOCKHOLDER:             PRIOR TO THE OFFERING          SHARES OFFERED HEREBY        AFTER THE OFFERING
-------------------              ---------------------          ---------------------        ------------------

William P. Brady (1)                    340,951                       340,951                        -0-

Ronald G. Martin or Lucille               3,410                         3,410                        -0-
E. Martin, as Trustee of
the Martin Trust (1)

Wendell O. and Carolyn                  489,709                       489,709                        -0-
Maness, Co-Trustees of the
Wendell O. Maness
Intervivos Trust (2)

Billy J. and Susan G.                   401,749                       401,749                        -0-
Owens, Co-Trustees of the
Billy J. Owens Intervivos
Trust (2)

Scott C. Palmer (2)                      54,624                        54,624                        -0-

Michael J. Sommers (2)                   15,472                        15,472                        -0-


------------------------------------
(1) Mr. Brady and the Martin Trust received their shares of common stock offered hereby in connection with the acquisition by StaffMark of Brady & Company, Inc. in July, 1998.

(2) The Wendell O. Maness Intervivos Trust, the Billy J. Owens Intervivos Trust, and Messrs. Palmer and Sommers received their shares of common stock offered hereby in connection with the acquisition by StaffMark of Enterprise Systems Associates, Inc. in August, 1998.


                              PLAN OF DISTRIBUTION

         We are registering the sale of the shares of common stock on behalf of the selling stockholders, but they may not sell any of the shares until certain financial information of StaffMark has been publicly reported. Mr. Brady and the Martin Trust have agreed not to sell their shares until financial results covering at least thirty (30) days of StaffMark's and Brady & Company, Inc.'s combined operations have been publicly reported. The Wendell O. Maness Intervivos Trust, the Billy J. Owens Intervivos Trust, and Messrs. Palmer and Sommers have agreed not to sell their shares until financial results covering at least thirty (30) days of StaffMark's and Enterprise Systems Associates, Inc.'s combined operations have been publicly reported.

         StaffMark will pay all costs, expenses and fees related to the registration of the sale of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses incurred with the sale of the shares. The selling stockholders or their donees or pledgees, may sell their shares from time to time in one or more types of transactions on the Nasdaq National Market or in private, negotiated transactions. The selling stockholders will determine the prices at which they sell the shares. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised StaffMark that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and there is no underwriter or coordinating broker acting in connection with their proposed sale of the shares.

         If the selling stockholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or from you, as purchaser (which compensation might exceed customary commissions). The Company has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.

         The selling stockholders also may sell their shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

         When we are notified that a selling stockholder has entered into a material arrangement with a broker-dealer for the sale of his shares, or if we receive notice that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

       StaffMark's authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. On October 1, 1998, we had 22,227,238 shares of common stock outstanding and no shares of preferred stock outstanding.


                                  LEGAL MATTERS

       Gordon Y. Allison, Executive Vice President - General Counsel of StaffMark, has passed upon the validity of the issuance of the shares of common stock offered by this Prospectus for StaffMark. Mr. Allison is a full-time employee of StaffMark and holds options to purchase 45,000 shares of the common stock.


                                     EXPERTS

       Arthur Andersen LLP, independent public accountants, audited our annual consolidated financial statements for the year ended December 31, 1997, which are incorporated by reference in this Prospectus and elsewhere in the registration statement. These documents are incorporated herein by reference in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing.


=================================================================  =================================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS                                  1,305,915 SHARES
OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY                             STAFFMARK, INC.
ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE
IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER
OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY                                 COMMON STOCK
IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS                              $.01 PAR VALUE
OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                 ---------------


                TABLE OF CONTENTS
                                                 PAGE                                        ---------------
                                                 ----                                          PROSPECTUS
                                                                                             ---------------
Additional Information..............................2
Incorporation of Documents by Reference.............2
Description of StaffMark............................3
Recent Event........................................4
Risk Factors........................................5
Special Note About Forward-Looking
    Statements......................................9
Use of Proceeds.....................................9
Selling Stockholders...............................10
Plan of Distribution...............................10
Description of Capital Stock.......................11
Legal Matters......................................11
Experts............................................11
                                                                                             October __, 1998

=================================================================  =================================================================

                                     PART II

          ALL CAPITALIZED TERMS USED AND NOT DEFINED IN PART II OF THIS
        REGISTRATION STATEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM
       IN THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the offering described in this Registration Statement, exclusive of those expenses to be borne by the Selling Stockholders. All of such amounts (except the SEC Registration Fee) are estimated.


    SEC Registration Fee.........................................................$  6,694
    Blue Sky Fees and Expenses...................................................     500
    Accounting Fees and Expenses.................................................     500
    Legal Fees and Expenses......................................................     500
    Printing and Engraving Costs.................................................     500
    Transfer Agent Fees and Expenses.............................................   1,000
    Miscellaneous................................................................     500
                                                                                 --------
                                                                                 $ 10,194
                                                                                 ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          The Company's Certificate of Incorporation, as amended, provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

          In accordance with Delaware law, the Company has entered into indemnification agreements with its executive officers and directors, pursuant to which it will agree to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits


         EXHIBIT
         NUMBER        DESCRIPTION
         ------        -----------

         4.1           Form of  Certificate  evidencing  ownership  of Common Stock of
                       StaffMark,  Inc.  (Incorporated  by reference to Exhibit 4.1 to the registration  Statement on Form S-1 (File No. 333-07513) of the Company.

         5.1           Opinion of Gordon Y. Allison, Esq.

         23.1          Consent of Arthur Andersen LLP

         23.2          Consent of Gordon Y. Allison, Esq. (contained in Exhibit 5.1)


ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, on October 1, 1998.


                             STAFFMARK, INC.




                             By: /s/ CLETE T. BREWER
                                -----------------------------------------------
                                 Clete T. Brewer
                                 President and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature to this registration statement appears below hereby constitutes and appoints Clete T. Brewer, Terry C. Bellora and Gordon Y. Allison, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                          NAME                                        TITLE                          DATE
                          ----                                        -----                          ----

                   /s/ CLETE T. BREWER                      President, Chief Executive          October 1, 1998
-------------------------------------------------------        Officer and Director
                     Clete T. Brewer                           (Principal Executive
                                                                     Officer)


                  /s/ TERRY C. BELLORA                       Chief Financial Officer            October 1, 1998
-------------------------------------------------------     (Principal Financial and
                    Terry C. Bellora                           Accounting Officer)


                   /s/ JERRY T. BREWER                        Chairman of the Board             October 1, 1998
-------------------------------------------------------
                     Jerry T. Brewer

                /s/ W. DAVID BARTHOLOMEW                    Executive Vice President--          October 1, 1998
-------------------------------------------------------       Eastern Operations and
                  W. David Bartholomew                               Director


                  /s/ STEVEN E. SCHULTE                     Executive Vice President--          October 1, 1998
-------------------------------------------------------    Administration and Director
                    Steven E. Schulte

                /s/ JOHN H. MAXWELL, JR.                    Executive Vice President--          October 1, 1998
-------------------------------------------------------        Medical Services and
                  John H. Maxwell, Jr.                               Director





                   /s/ JANICE BLETHEN                       Executive Vice President--          October 1, 1998
-------------------------------------------------------      Clinical Trials Support
                     Janice Blethen                           Services and Director


                 /s/ WILLIAM T. GREGORY                     General Manager--Carolina           October 1, 1998
-------------------------------------------------------               Region
                   William T. Gregory

                  /s/ WILLIAM J. LYNCH                               Director                   October 1, 1998
-------------------------------------------------------
                    William J. Lynch

                /s/ R. CLAYTON McWHORTER                             Director                   October 1, 1998
-------------------------------------------------------
                  R. Clayton McWhorter

                 /s/ CHARLES A. SANDERS                              Director                   October 1, 1998
-------------------------------------------------------
                   Charles A. Sanders



                                INDEX TO EXHIBITS


         EXHIBIT
         NUMBER             DESCRIPTION
         ------             -----------

         4.1                Form of  Certificate  evidencing  ownership  of Common Stock of
                            StaffMark,  Inc.  (Incorporated  by reference to Exhibit 4.1 to the Registration  Statement on Form S-1 (File No. 333-07513) of
                            the Company.

         5.1                Opinion of Gordon Y. Allison, Esq.

         23.1               Consent of Arthur Andersen LLP

         23.2               Consent of Gordon Y. Allison, Esq. (contained in Exhibit 5.1)
